Exhibit 10.5

May 22, 2013

Michel Lussier

Re: Transition of Employment

Dear Michel,

This letter is intended to outline the specifics of your transition and relocation to San Diego as President, Clinical and Scientific Affairs. Details are as follows:

START DATE: June 3, 2013

LOCATION: This position will be based in our San Diego, California office.

REPORTING: You will continue to report to Scott Huennekens, President and CEO.

SALARY: Your annualized salary will be $325,000.00 paid biweekly at the rate of $12,500.00 per pay period, less payroll deductions and all required withholdings.

BENEFITS: You will be eligible to participate in the Volcano benefits program. See summary of benefits attached.

RELOCATION: You are eligible to receive reimbursement for your actual relocation expenses incurred in connection with this transition, up to a maximum of $175,000.00, reimbursable upon receipt, in accordance with the enclosed relocation agreement.

SHORT-TERM INCENTIVE: You will continue to be eligible for the annual Short Term Incentive (STI) program with a target bonus percentage of 40% with a range of 0-80% based on individual and company performance.

LONG-TERM INCENTIVE: You will continue to be eligible to participate in the annual long-term incentive equity award program in accordance with the terms and conditions of the Volcano Corporation Amended & Restated Equity Compensation Plan (the “Plan”). Your current target value for such annual grant is $509,058.00 subject to the terms and conditions of the Plan and individual and company performance.

PROPRIETARY RIGHTS AGREEMENT: You agree to be bound by all promises and obligations as outlined in Volcano's Proprietary Information and Inventions Agreement.

Volcano is an “at will” employer. Accordingly, both you and Volcano have the right to terminate your employment at any time for any reason, with or without cause, and with or without notice. This at-will employment relationship cannot be changed except in a writing signed by the CEO of the Company. Similarly, promotions, transfers, demotions, suspensions and employee discipline may be implemented by Volcano at any time for any reason, with or without cause, and with or without notice. Volcano may also change your position, duties, and work location, and may modify your compensation and benefits from time to time, in its sole discretion. Should any dispute subsequently develop between you and the Company relating to your employment, any such dispute will be required to be submitted to binding arbitration with the American Arbitration Association (“AAA”) under the then existing Employment Arbitration Rules of the AAA.

Your employment agreement with Volcano consists of this offer letter, the enclosed Relocation Agreement and the Proprietary Information and Inventions Agreement. These terms supersede any other agreements or promises made to you by anyone, whether oral or written.

Sincerely,

/s/ Scott Huennekens

Scott Huennekens
President and CEO

I hereby accept employment with Volcano Corporation on the terms and conditions set forth above.

/s/ Michel Lussier

Michel Lussier                                Date: May 31, 2013

Attachments: Summary of Benefits, Relocation Agreement and Proprietary Information and Inventions Agreement